EXHIBIT 99.1

Summit Midstream Corporation 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Corporation Announces $42 Million Equity Issuance to Affiliate of Tailwater Capital
Summit Midstream Corporation (NYSE: SMC) ("Summit", "SMC" or the "Company") announced today that it and its subsidiary, Summit Midstream Partners, LP (the "Partnership"), have entered into a securities purchase agreement with an affiliate of Tailwater Capital LLC ("Tailwater"), for a private placement of 1,351,351 shares of the Company's common stock, at a price of $31.08 per share. The investment strengthens Summit's balance sheet and provides capital to fund the Company's strategic growth initiatives and general corporate purposes.
"We are pleased to expand our relationship with Tailwater Capital through this equity issuance," said Heath Deneke, President, Chief Executive Officer and Chairman of Summit. "This $42 million investment represents a significant vote of confidence in our company's outlook and provides us with financial flexibility to execute on our current pipeline of high-return growth projects while continuing to make progress towards achieving our long-term 3.5x leverage target."
Pursuant to the securities purchase agreement, Summit will issue 1,351,351 shares of its common stock at a price per share of $31.08 to raise $42.0 million for debt reduction and to fund growth capital. The $31.08 price per share represents the closing price as of March 30, 2026. The shares are subject to a 6-month lock up period and other terms and conditions. The transaction was unanimously approved by the Audit Committee of the Board of Directors, which is comprised solely of independent and disinterested directors.
"As Summit's largest shareholder, we are excited to continue to provide support as the Company enters an exciting phase of organic growth execution around its portfolio, all of which continue to benefit from strong secular tailwinds for U.S. natural gas and crude oil outlook. Summit remains well-positioned to build momentum around its recently announced growth projects and provide best-in-class infrastructure solutions to its customer base," said Jason Downie, Co-founder & Managing Partner at Tailwater Capital. "We value our long-term partnership with Summit and look forward to continued execution across its strategic and financial priorities."
Following the transactions, Tailwater and its affiliated entities are expected to beneficially own approximately 39% of Summit's outstanding equity. Summit intends to use the net proceeds from the private placement to reduce borrowings under the Company's asset-based lending credit facility and fund organic growth capital projects across its operating areas.
Summit is represented in the transactions by Troutman Pepper Locke LLP. Tall Oak Midstream Holdings and Tailwater are represented in the transactions by Kirkland & Ellis LLP.
The offer and sale of the foregoing securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The securities were offered and sold to an "accredited investor" as that term is defined in Rule 501(a) under the Securities Act.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any security, nor shall there be any sale of the securities described herein or any other security of the Company, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
About Summit Midstream Corporation
SMC is a value-driven corporation focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMC provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in five unconventional resource basins: (i) the Williston Basin, which includes the

Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Arkoma Basin, which includes the Woodford and Caney shale formations in Oklahoma; and (v) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMC has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMC is headquartered in Houston, Texas.
About Tailwater Capital LLC
Dallas-based Tailwater Capital is an energy and infrastructure private equity firm with a well-established track record of working constructively with proven management teams to deliver value-added solutions. Tailwater Capital has raised more than $6 billion in committed equity capital since inception, and the team has executed more than 300 transactions representing over $29 billion in value. For more information, please visit www.tailwatercapital.com.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would" and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), achievement of leverage targets, payment of dividends on any series of stock, ongoing business strategies and possible actions taken by SMC or its subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause SMC's actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMC is contained in its 2025 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 16, 2026, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMC undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
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SOURCE Summit Midstream Corporation
832-413-4770, ir@summitmidstream.com
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